AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT
This Amended and Restated Transition Services Agreement (this “Agreement”) is entered into on February 10, 2026 but effective as of February 4, 2026 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and Fernando Castro-Caratini (“Castro-Caratini”). As used herein, “Company” shall refer to the REIT and SCOLP together.

WITNESSETH:
WHEREAS, Castro-Caratini and the Company previously entered into that certain Transition Services Agreement, dated December 11, 2025 (the “Original TSA”) under which Castro-Caratini has been employed as a Senior Adviser to the Company.
WHEREAS, on the Effective Date Castro-Caratini was appointed as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the Company on an interim basis;
WHEREAS, the Company wishes to secure Castro-Caratini’s continuing services as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the REIT during the Transition Period (as defined below) and to provide certain benefits to Castro-Caratini; and
WHEREAS, Castro-Caratini and the Company desire to amend and restate the Original TSA in its entirety, on the terms and subject to the conditions set forth below to set forth their mutual agreement with respect to all matters relating to the terms under which Castro-Caratini will continue to provide services to the Company during the Transition Period.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Employment and Duties. From the Effective Date until February 28, 2027, or upon the earlier termination of this Agreement pursuant to the terms hereof (the “Transition Period”), the Company shall employ Castro-Caratini, and Castro-Caratini shall serve as, the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of the REIT, and shall do and perform diligently all such services, acts and things as are customarily done and performed by such officers of companies in similar business and in size to the Company, together with such other duties as may reasonably be requested from time to time by the REIT’s Chief Executive Officer or the Board of Directors of the REIT (the “Board”), which duties shall be consistent with Castro-Caratini’s positions as set forth above. Castro-Caratini acknowledges and agrees that he is an “at-will” employee and that his employment may be terminated, with or without cause, at the option of Castro-Caratini or the Company; provided that upon any such termination Castro-Caratini may be entitled to receive certain payments and benefits as provided herein. For service as an officer of the REIT and employee of the Company, Castro-Caratini shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and Bylaws of the REIT, and any indemnification agreement between the Company and Castro-Caratini, as they may be amended from time to time, and applicable law. Castro-Caratini shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company during the Transition Period; provided, however, his expenditure of reasonable amounts of time on various charitable and other community activities, or on his own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of his duties under this Agreement. Castro-Caratini shall be permitted to serve on such boards of directors of such entities as are approved by the Board from time to time.
2.Payments and Benefits. In consideration for Castro-Caratini’s performance of services described in Section 1 above during the Transition Period and his other obligations and releases provided pursuant to this Agreement, subject to Section 3.d below, as applicable:
a.Salary. During the Transition Period, the Company will pay Castro-Caratini a salary of $45,833 per month, prorated for partial months, payable in accordance with the Company’s usual pay practices.
b.Benefits. During the Transition Period, the Company will continue to provide Castro-Caratini with all employee benefits it provided before the Transition Period and for which Castro-Caratini is eligible under the terms of the applicable plan documents. This includes, without limitation, life, medical, dental, optometry and hospitalization insurance and participation in the Company’s retirement plans, 401(k) plans and other savings plans.
c.2025 Bonus. Castro-Caratini is eligible to receive a cash bonus in respect of his performance in 2025 as determined by the Compensation Committee of the Board in accordance with the plan previously adopted by the Compensation Committee for Castro-Caratini’s 2025 bonus. Such bonus shall be determined and paid at the same time as 2025 bonuses paid to the Company’s other executive officers.
d.2026 Bonus. Castro-Caratini will be eligible to receive a cash bonus in an amount up to $1,100,000 in respect of his performance during 2026 (the “2026 Bonus”). The target amount of the 2026 Bonus is $550,000 (the “Target Bonus Amount”). The actual amount of the 2026 Bonus shall be determined by the Compensation Committee in its sole discretion, taking into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Castro-Caratini fulfills any individual goals and objectives for such year set by the Board or Compensation Committee, the Company’s performance and industry factors. Such individual and Company goals and objectives will be set forth in a written plan approved by the Compensation Committee, after consultation with Castro-Caratini. The payment of the 2026 Bonus, to the extent it becomes payable

(whether under this Section 2.d or Section 3.c. below), will be made on the date in 2027 on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15, 2027. For the avoidance of doubt, to the extent it becomes payable, the 2026 Bonus will be paid notwithstanding the end of the Transition Period prior to the payment date thereof.
e.Tenure Bonus. If Castro-Caratini serves as the Company’s Chief Financial Officer hereunder until February 28, 2027, within 30 days of that date the Company will pay him a cash bonus of $1,000,000 (the “Tenure Bonus”). If Castro-Caratini’s service as the Company’s Chief Financial Officer hereunder ends before February 28, 2027, the payment of all or a portion of the Tenure Bonus will be governed by Section 3.c below.
f.March Vesting Shares. 15,000 outstanding unvested shares of restricted stock issued to Castro-Caratini under the Sun Communities, Inc. 2015 Equity Incentive Plan, as amended designated as “March Vesting Shares” on the attached Schedule 1, will be accelerated and vest on March 8, 2026.
g.Expense Reimbursement. In accordance with Company policies, the Company will reimburse Castro-Caratini for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform during the Transition Period.
h.Annual Paid Vacation. Castro-Caratini shall be entitled to four weeks’ paid vacation time each year, pro-rated for partial years, which may be used for any purpose including vacation, sick or personal time. Castro-Caratini shall not take more than 14 consecutive calendar days of vacation without the prior approval of the Board. Unless otherwise approved by the Board in writing, vacation time does not roll over from one year to the next. Unused vacation time shall not be paid out at the end of the year or upon termination of employment for any reason.
i.Clawback Policy. Notwithstanding anything to the contrary herein, Castro-Caratini acknowledges and agrees that any incentive compensation paid or payable to him hereunder is subject to the Sun Communities, Inc. Executive Compensation Recovery (Clawback) Policy (the “Clawback Policy”), and any similar clawback or compensation recovery policy that may be in effect from time to time to the extent required by applicable law. Castro-Caratini acknowledges and confirms that he (i) has received and reviewed a copy of the Clawback Policy (ii) is, and will continue to be, subject to the Clawback Policy, and that the Clawback Policy will apply both during and after his employment with the Company. Further, Castro-Caratini agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Clawback Policy) to the Company to the extent required by, and in a manner permitted by, the Clawback Policy.

3.Termination.

a.This Agreement and Castro-Caratini’s employment hereunder may be terminated:

i.by either Castro-Caratini at any time without Good Reason (as defined below) or the Company at any time without Cause (as defined below) upon not less than 30 days’ written notice;

ii.by the Company at any time for Cause, without prior notice;

iii.by Castro-Caratini at any time for Good Reason;

iv.by the Company upon Castro-Caratini’s “permanent disability” (as defined in the Employment Agreement between Castro-Caratini and the Company dated April 8, 2022, as amended (the “Prior Employment Agreement”)) upon not less than 30 days’ written notice; and

v.upon Castro-Caratini’s death.
b.Definitions.
i.“Cause” shall mean: (i) a material breach by Castro-Caratini of any provision of this Agreement or the surviving terms of the Prior Employment Agreement (if the breach is curable, it will constitute Cause only if it continues uncured for a period of five (5) days after Castro-Caratini’s receipt of written notice of such breach from the Company); (ii) Castro-Caratini’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than five (5) days after Castro-Caratini’s receipt of written notice of such deficiency; (iii) Castro-Caratini’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the Company, renders Castro-Caratini’s continued employment harmful to the Company; (iv) Castro-Caratini’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; or (v) Castro-Caratini’s conviction or the entry of a plea of guilty or no contest by Castro-Caratini with respect to any felony or other crime that, in the reasonable good faith judgment of the Company, adversely affects the Company or its reputation or business. Poor performance alone shall not constitute Cause.
ii.“Good Reason” shall mean a material breach by the Company of this Agreement or the surviving terms of the Prior Employment Agreement that is not cured within five (5) days after receiving written notice from Castro-Caratini of such breach, which notice must be provided within thirty (30) days of the initial existence of the Good Reason condition, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Nominating and Corporate Governance Committee of the Company’s Board in the reasonable and good faith exercise of its discretion. Written notice of an event constituting Good Reason must be provided to the Company by Castro-Caratini within thirty (30) days of its occurrence. The Company will have five (5) days to cure such occurrence, and Castro-Caratini may not terminate this Agreement due to Good Reason more than five (5) days following the last day of such cure period (and only if the Company has failed to cure).

c.Compensation Upon Termination.

i.General. Upon the termination of this Agreement and Castro-Caratini’s employment hereunder by any party, at any time, and for any reason, Castro-Caratini shall be entitled to receive his base salary and the benefits to which he is entitled under this Agreement through the effective date of such termination and any other vested benefits under Company employee compensation and benefit plans and unreimbursed business expenses. Upon any termination of employment, other than for Cause, Castro-Caratini shall remain entitled to receive any earned but unpaid bonus in respect of the prior fiscal year.

ii.Termination in First Nine Months. If this Agreement and Castro-Caratini’s employment hereunder are terminated before October 1, 2026, subject to Section 3.d below, as applicable:

1.For Cause. By the Company for Cause:

a.Castro-Caratini shall not be eligible to receive any portion of the 2026 Bonus;

b.Castro-Caratini will not be entitled to receive any portion of the Tenure Bonus; and

c.If such termination is on or before March 8, 2026, all of the March Vesting Shares shall be forfeited as of the date of termination.

2.Without Good Reason. By Castro-Caratini without Good Reason:

a.Castro-Caratini shall be eligible to receive a 2026 Bonus in an amount up to the Target Bonus Amount based on actual performance, pro-rated for the number days Castro-Caratini is employed by the Company in 2026, divided by 365;

b.Castro-Caratini will not be entitled to receive any portion of the Tenure Bonus; and

c.If such termination is on or before March 8, 2026, all of the March Vesting Shares shall be forfeited as of the date of termination.

3.Without Cause, For Good Reason, Death, Disability. By the Company without Cause, by Castro-Caratini for Good Reason, or upon the death or permanent disability of Castro-Caratini:

a.Castro-Caratini shall be eligible to receive a 2026 Bonus in an amount up to two (2) times the Target Bonus Amount based on actual performance, pro-rated for the number days Castro-Caratini is employed by the Company in 2026, divided by 365;

b.Within 30 days of the date of termination, the Company will pay Castro-Caratini 75% of the Tenure Bonus;

c.If such termination is on or before March 8, 2026, all of the March Vesting Shares shall become fully vested as of the date of termination; and

d.Castro-Caratini shall continue to receive payments of his base salary through October 31, 2026, payable in accordance with the Company’s regular payroll practices.

iii.Termination Between Nine and Thirteen Months. If this Agreement and Castro-Caratini’s employment hereunder are terminated on or after October 1, 2026 but before February 28, 2027, subject to Section 3.d below, as applicable:

1.For Cause. By the Company for Cause:

a.Castro-Caratini shall not be eligible to receive any portion of the 2026 Bonus; and

b.Castro-Caratini will not be entitled to receive any portion of the Tenure Bonus.

2.Without Cause or For Good Reason. By the Company without Cause or by Castro-Caratini for Good Reason:

a.Castro-Caratini shall be eligible to receive a 2026 Bonus in an amount up to two (2) times the Target Bonus Amount based on actual performance, pro-rated for the number days Castro-Caratini is employed by the Company in 2026, divided by 365; and

b.Within 30 days of the date of termination, the Company will pay Castro-Caratini an amount equal to (A) 75% of the Tenure Bonus plus (B) a pro-rated portion of the remaining 25% of the Tenure Bonus, based on the number of days Castro-Caratini is employed by the Company between the Effective Date and the termination date, divided by the number of days between the Effective Date and February 28, 2027.

3.Without Good Reason. By Castro-Caratini without Good Reason:

a.Castro-Caratini shall be eligible to receive a 2026 Bonus in an amount up to the Target Bonus Amount based on actual performance, pro-rated for the number days Castro-Caratini is employed by the Company in 2026, divided by 365; and

b.Within 30 days of the date of termination, the Company will pay Castro-Caratini an amount equal to (A) 75% of the Tenure Bonus plus (B) a pro-rated portion of the remaining 25% of the Tenure Bonus, based on the number of days Castro-Caratini is employed by the Company between the Effective Date and the termination date, divided by the number of days between the Effective Date and February 28, 2027.

4.Death or Disability. Upon the death or permanent disability of Castro-Caratini:

a.Castro-Caratini shall be eligible to receive a 2026 Bonus in an amount up to two (2) times the Target Bonus Amount based on actual performance, pro-rated for the number days Castro-Caratini is employed by the Company in 2026, divided by 365; and

b.Within 30 days of the date of termination, the Company will pay Castro-Caratini 100% of the Tenure Bonus.
iv.In the event of an inconsistency between the terms of this Section 3.c and any stock-based compensation award agreements between the Company and Castro-Caratini, this Section 3.c shall control.
d.Release; Compliance with Restrictive Covenants. The Company’s obligation to make the payments and provide the benefits set forth in any of Sections 2.d, 2.e, 2.g, 3.c.ii, and 3.c.iii (collectively, the “Termination Benefits”) shall be in consideration of and contingent upon Castro-Caratini’s timely execution within one business day of presentment by the Company and non-revocation of a release of claims substantially in the form of the attached Exhibit A (a “Release”). If Castro-Caratini fails to timely execute (or Castro-Caratini revokes) the Release or if Castro-Caratini violates any restrictive covenants to which Castro-Caratini may be subject in any material respect, Castro-Caratini shall not be eligible to receive the Termination Benefits, provided, however, that, in the case of a violation of a restrictive covenant, the Company shall provide Castro-Caratini with written notice of such violation and, if such violation is curable, not less than 15 days to cure. After the expiration of the Revocation Period, as defined in a Release, nothing in this paragraph shall modify or extinguish Castro-Caratini’s releases contained in a Release.

4.Effect on Existing Agreements and Continuing Obligations.

a.The Company and Castro-Caratini acknowledge and agree that the Prior Employment Agreement has been terminated. For the avoidance of doubt, the parties’ obligations under Section 8 (Compensation Upon Termination or Disability) and Section 10 (Effect of Change in Control) of the Prior Employment Agreement are extinguished by the terms of this Agreement.

Notwithstanding the foregoing, the Company and Castro-Caratini acknowledge and agree that, subject to Section 4.b and Section 4.c below, Sections 6 (Reimbursement of Business Expenses), 12 (Confidentiality), 13 (Covenant Not to Compete and Non-Solicitation), 14 (Reasonableness of Restrictive Covenants), 15 (Arbitration), 16 (Notice), 17 (Cooperation in Future Matters), and 18 (Miscellaneous) of the Prior Employment Agreement shall survive its termination and remain in full force and effect and are not modified or terminated by this Agreement, provided, that, (i) the reference to marinas being in the same business or businesses as the Company shall be removed from Section 13 of the Prior Employment Agreement, and such business shall not be considered competitive and (ii) Section 13 of the Prior Employment Agreement shall not prevent Castro-Caratini from providing services to a unit, division, subsidiary or affiliate of an entity which competes with the Company so long as such unit, division, subsidiary or affiliate does not compete with the Company and Castro-Caratini does not provide services to any unit, division, subsidiary or affiliate of such entity which competes with the Company.

b.The Company and Castro-Caratini agree that for purposes of this Section 4, Section 13(c) of the Prior Employment Agreement is hereby restated in its entirety as follows:

“For a period commencing on the date of this Agreement and ending upon the expiration of the Non-competition Period, the Executive shall not, directly or indirectly, (i) employ, hire, or enter into any contractual or business relationship with any employee, former employee, or independent contractor of Company or (ii) offer employment to, solicit, induce, or attempt to induce any employee, former employee or independent contractor of Company to leave the employment of or terminate his, her, or its contractual relationship with Company, unless such former employee or independent contractor has not been employed by or done business with Company for over one year.”

c.The Company and Castro-Caratini agree that for purposes of this Section 4, Section 14(c) of the Prior Employment Agreement is hereby restated in its entirety as follows:

“If any court or arbitrator determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration, scope, or geographic restriction, such court or arbitrator shall have the power to reduce or narrow the duration, scope, or geographic restriction, as the case may be, and, enforce such provision in such reduced or narrowed form.”

5.Miscellaneous.

a.Severability. The provisions of this Agreement are severable. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

b.Assignment; Benefit. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the REIT or SCOLP. In the event any such merger, consolidation or reorganization of either of them shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting entity or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company in which event the Company shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Castro-Caratini. In the event of Castro-Caratini’s death, any payments or benefits hereunder due to Castro-Caratini hereunder shall be made to his beneficiaries or estate.

c.Waivers and Enforcement. The failure of the Company to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent the Company thereafter from enforcing each and every other provision of this Agreement. The rights granted the Company herein are cumulative, and the waiver of any single remedy shall not constitute a waiver of the Company’s right to assert all other legal remedies available to it under the circumstances.

d.Withholding. The Company may withhold from any compensation payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. In respect of any Company equity awards granted to Castro-Caratini that become taxable upon vesting, exercise or settlement, as applicable, at the relevant time that such shares becomes taxable to Castro-Caratini, he shall be permitted, to the extent sufficient to cover applicable taxes, to either execute a cashless broker-assisted sell-to-cover transaction of shares received in respect of such equity awards, or sell such shares to the Company in a cashless net-settlement transaction.

e.Entire Agreement. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including the Original TSA. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Notwithstanding anything herein to the contrary, this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the date hereof.

f.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Michigan.

g.Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

h.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i.Expenses. Except as provided below, each party shall pay his or its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, any fees incurred in connection with any arbitration or other legal process arising out of the transactions contemplated by this Agreement. The Company shall reimburse Castro-Caratini, or pay directly, for legal advisory fees of up to $15,000 incurred by Castro-Caratini in connection with the negotiation, drafting and execution of this Agreement and any ancillary agreements.

6.Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision to the extent permitted by Section 409A of the Code. Notwithstanding anything contained herein to the contrary, Castro-Caratini shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Castro-Caratini would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent it is determined that any such payments or benefits constitute “deferred compensation” under Section 409A and Castro-Caratini is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments shall be delayed as follows: on the earlier of six months and one day after Castro-Caratini’s separation from service or the date of Castro-Caratini’s death, the Company shall (A) pay to Castro-Caratini a lump sum amount equal to the sum of the payments that Castro-Caratini would otherwise have received through the delayed payment date, and (B) commence any remaining payments in accordance with the terms of this Agreement or such other plan or arrangement of deferred compensation, as applicable. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Castro-Caratini and the Company during the six−month period immediately following Castro-Caratini’s separation from service shall instead be paid on the first business day after the date that is six months following Castro-Caratini’s separation from service (or, if earlier, Castro-Caratini’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Castro-Caratini under this Agreement shall be paid to Castro-Caratini on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Castro-Caratini) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this paragraph, Section 409A of the Code shall include all Treasury regulations and any other guidance promulgated thereunder or published with respect thereto.

[Signatures on following page]

    IN WITNESS WHEREOF, the parties have executed this Amended and Restated Transition Services Agreement as of the Effective Date.

                        REIT:

                        SUN COMMUNITIES, INC.,
                        a Maryland corporation

                        By: /s/ Charles D. Young
                        Name: Charles D. Young

                        Title: Chief Executive Officer

                        SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

                        By:     Sun Communities, Inc., a Maryland
corporation, its General Partner

                        By: /s/ Charles D. Young
                        Name: Charles D. Young
                        Title: Chief Executive Officer

                        CASTRO-CARATINI:

                        /s/ Fernando Castro-Caratini
                        FERNANDO CASTRO-CARATINI